NEWS RELEASE
For More Information:
Frank B. O’Neil, IRC
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Named a Ward’s 50 Company for the Twelfth Straight Year
BIRMINGHAM, AL, July 17, 2018 /PRNewswire/ ProAssurance Corporation (NYSE:PRA) has again been named to the prestigious Ward’s 50. This marks the twelfth consecutive year that ProAssurance has been recognized by the Ward Group as one of America’s fifty top performing property-casualty insurance companies.
The Ward Group screened nearly 3,000 insurers for financial stability, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence. Only companies that survive the rigorous evaluation process are recognized by their inclusion in the Ward’s 50.
ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Earning this recognition of superior performance for each of the last twelve years affirms our dedication to a long-term strategy emphasizing unquestioned financial strength achieved through disciplined underwriting and pricing, a steadfast dedication to effective claims management and an unwavering commitment to a service excellence that truly differentiates ProAssurance. In addition to validating our strategic vision, this recognition from the Ward Group is a well-deserved tribute to our employees and our distribution partners who implement that vision every day by delivering on the promise of ‘Treated Fairly.’”
Jeff Rieder, partner and head of Ward benchmarking at Aon said, “In selecting the Ward’s 50, we identified companies that pass financial stability requirements and measure their ability to grow while maintaining strong capital positions and underwriting results.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past twelve years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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